SCHEDULE II
INFORMATION WITH RESPECT TO
TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS OR
SINCE THE MOST RECENT FILING ON SCHEDULE 13D (1)
SHARES PURCHASED AVERAGE
DATE SOLD(-) PRICE(2)
COMMON STOCK-LAMSON & SESSIONS CO
GAMCO ASSET MANAGEMENT INC.
11/05/07 310,600- 27.0000
11/05/07 120,000- 27.0000
GABELLI ADVISERS, INC.
11/05/07 500- 27.0000
GABELLI FUNDS, LLC.
GABELLI SMALL CAP GROWTH FUND
11/05/07 150,000- 27.0000
GABELLI EQUITY TRUST
11/05/07 72,000- 27.0000
THE GABELLI GLOBAL DEAL FUND
11/05/07 100,000- 27.0000
GABELLI ASSET FUND
11/05/07 185,000- 27.0000

(1) THE DISPOSITIONS ON 11/05/07 WERE IN CONNECTION WITH THE
ACQUISITION DESCRIBED IN ITEM 5 OF THIS AMENDMENT TO
SCHEDULE 13D. UNDER THE TERMS OF THE ACQUISITION, THE ISSUER'S
SHAREHOLDERS RECEIVED $27.00 IN CASH FOR EACH SHARE OF ISSUER'S
COMMON STOCK. UNLESS OTHERWISE INDICATED, ALL OTHER TRANSACTIONS
WERE EFFECTED ON THE NYSE.

(2) PRICE EXCLUDES COMMISSION.